4Q23 Key Financial Data						4Q23 and Full Year Financial Highlights

PROFITABILITY METRICS	4Q23	3Q23	4Q22	Full Year 2023	Full Year 2022
4Q23
•Net revenue of $6,762 million, as reported, $6,880 million as adjusted for notable items, including $4,142 million of net interest income on a taxable-equivalent basis
•Net income of $1,627 million and diluted earnings per common share of $0.99, as adjusted for notable items
•CET1 capital ratio of 9.9% at December 31, 2023, compared with 9.7% at September 30, 2023
•Notable items, on a pretax basis, consist of $118 million of balance sheet optimization charges, $171 million of merger and integration-related charges related to the acquisition of MUFG Union Bank ("MUB"), $734 million Federal Deposit Insurance Corporation ("FDIC") special assessment and a $110 million charitable contribution to fund obligations under the Community Benefit Plan, partially offset by favorable tax settlements
•Return on average assets of 0.99%, return on average common equity of 12.9%, and efficiency ratio of 61.1%, as adjusted for notable items
•Noninterest income increased 12.1% year-over-year and decreased 0.9% on a linked quarter basis, as adjusted for notable items
•Average total loan growth of 3.6% year-over-year and a decrease of 1.1% on a linked quarter basis
•Average total deposit growth of 4.3% year-over-year and a decrease of 1.9% on a linked quarter basis
Full Year
•Full year record net revenue of $28.1 billion, as reported and $28.3 billion, as adjusted for notable items
•Full year net income of $5,429 million and diluted earnings per common share of $3.27 as reported, $4.31 excluding notable items

Return on average assets (%)	.52	.91	.59	.82	.98
Return on average common equity (%)	6.4	11.9	8.0	10.8	12.6
Return on tangible common equity (%) (a)	10.5	18.4	11.5	16.9	17.0
Net interest margin (%)	2.78	2.81	3.01	2.90	2.72
Efficiency ratio (%) (a)	75.9	64.4	63.3	66.7	61.4
Tangible efficiency ratio (%) (a)	73.6	62.1	62.0	64.5	60.5

INCOME STATEMENT (b)	4Q23	3Q23	4Q22	Full Year 2023	Full Year 2022
Net interest income (taxable-equivalent basis)	$4,142	$4,268	$4,325	$17,527	$14,846
Noninterest income	$2,620	$2,764	$2,043	$10,617	$9,456
Net income attributable to U.S. Bancorp	$847	$1,523	$925	$5,429	$5,825
Diluted earnings per common share	$.49	$.91	$.57	$3.27	$3.69
Dividends declared per common share	$.49	$.48	$.48	$1.93	$1.88

BALANCE SHEET (b)	4Q23	3Q23	4Q22	Full Year 2023	Full Year 2022
Average total loans	$372,856	$376,877	$359,811	$381,275	$333,573
Average total deposits	$502,782	$512,291	$481,834	$505,663	$462,384
Net charge-off ratio (%)	.49	.44	.64	.50	.32
Book value per common share (period end)	$31.13	$29.74	$28.71
Basel III standardized CET1 (%) (c)	9.9	9.7	8.4

(a) See Non-GAAP Financial Measures reconciliation on page 18 (b) Dollars in millions, except per share data (c) CET1 = Common equity tier 1 capital ratio

CEO Commentary
“In the fourth quarter, we reported diluted earnings per share of $0.99, excluding $(0.50) of notable items. This quarter we generated net revenue of $6.8 billion and increased our tangible book value per share to $22.30, an increase of 7% linked quarter. Full year results showcased solid fee revenue growth, prudent expense management, and the accretion of common equity tier 1 capital of 150 basis points, giving us a CET1 ratio of 9.9% as of December 31, 2023. We also met our goal this year of achieving full run-rate cost synergies of $900 million with the Union Bank acquisition. Looking ahead, we are making good progress on revenue growth opportunities with Union Bank and effectively managing the balance sheet for continued capital-efficient growth as we maintain our disciplined, through-the-cycle approach to credit risk management. In many ways, both fourth quarter and full year results highlighted the benefits of our well-diversified business model, enhanced scale, and operational resiliency, as we remained focused on delivering shareholder value. In what has been a meaningful year for the Company, I want to thank all of our employees for their valuable contributions and dedicated efforts to best serving our clients, communities and shareholders.”
— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

Business and Other Highlights
Renewable Energy Initiative
U.S. Bancorp Impact Finance expanded its product offering through the facilitation of renewable energy tax credit transfers within the provisions of new Federal legislation. During the fourth quarter, this innovative business program completed $700 million of transferable renewable energy credits with several Fortune 1000 companies. These transactions, led by our best-in-class environmental finance and syndications teams, established methods in which clients can expand their investment in renewable energy. The transactions included solar, wind and stand-alone battery storage projects.

U.S. Bank Honored for Support of Veterans
We are proud to be ranked No. 3 in the country in the annual Best for Vets: Employers list by Military Times. We were previously named one of America's Best Employers for Veterans by Forbes. We actively recruit veterans through partnerships with Hiring Our Heroes and we have a dedicated careers page that matches military skills with open roles.

Notable Item Impacts 4Q23 ($ in million, except per share data)	Income Before Taxes	Net Income Attributable to U.S. Bancorp	Diluted Earnings Per Common Share
Reported	$1,031	$847	$.49
Notable items	1,133	780.50
Adjusted	$2,164	$1,627	$.99

Notable Items
($ in millions)	4Q23	3Q23	4Q22
Balance sheet optimization	$118	$—	$399
Merger and integration charges	171	284	90
FDIC special assessment	734	—	—
Foundation contribution	110	—	—
Provision for credit losses	—	—	791
Notable items	1,133	284	1,280
Tax expense (a)	(353)	(71)	(328)
Notable items, net of tax expense	$780	$213	$952
(a) 4Q23 includes $70 million of favorable discrete tax settlements

Investor contact: George Andersen, 612.303.3620 | Media contact: Jeff Shelman, 612.303.9933

U.S. Bancorp Fourth Quarter 2023 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per share data)						ADJUSTED (a) (b)
				Percent Change					Percent Change
	4Q 2023	3Q 2023	4Q 2022	4Q23 vs 3Q23	4Q23 vs 4Q22	4Q 2023	3Q 2023	4Q 2022	4Q23 vs 3Q23	4Q23 vs 4Q22

Net interest income	$4,111	$4,236	$4,293	(3.0)	(4.2)	$4,111	$4,236	$4,293	(3.0)	(4.2)
Taxable-equivalent adjustment	31	32	32	(3.1)	(3.1)	31	32	32	(3.1)	(3.1)
Net interest income (taxable-equivalent basis)	4,142	4,268	4,325	(3.0)	(4.2)	4,142	4,268	4,325	(3.0)	(4.2)
Noninterest income	2,620	2,764	2,043	(5.2)	28.2	2,738	2,764	2,442	(.9)	12.1
Total net revenue	6,762	7,032	6,368	(3.8)	6.2	6,880	7,032	6,767	(2.2)	1.7
Noninterest expense	5,219	4,530	4,043	15.2	29.1	4,204	4,246	3,953	(1.0)	6.3
Income before provision and income taxes	1,543	2,502	2,325	(38.3)	(33.6)	2,676	2,786	2,814	(3.9)	(4.9)
Provision for credit losses	512	515	1,192	(.6)	(57.0)	512	515	401	(.6)	27.7
Income before taxes	1,031	1,987	1,133	(48.1)	(9.0)	2,164	2,271	2,413	(4.7)	(10.3)
Income taxes and taxable-equivalent adjustment	170	463	203	(63.3)	(16.3)	523	534	531	(2.1)	(1.5)
Net income	861	1,524	930	(43.5)	(7.4)	1,641	1,737	1,882	(5.5)	(12.8)
Net (income) loss attributable to noncontrolling interests	(14)	(1)	(5)	nm	nm	(14)	(1)	(5)	nm	nm
Net income attributable to U.S. Bancorp	$847	$1,523	$925	(44.4)	(8.4)	$1,627	$1,736	$1,877	(6.3)	(13.3)
Net income applicable to U.S. Bancorp common shareholders	$766	$1,412	$853	(45.8)	(10.2)	$1,541	$1,624	$1,801	(5.1)	(14.4)
Diluted earnings per common share	$.49	$.91	$.57	(46.2)	(14.0)	$.99	$1.05	$1.20	(5.7)	(17.5)

(a)4Q23 excludes $1.1 billion ($780 million net-of-tax, including a $70 million discrete tax benefit) of notable items including: $(118) million of noninterest income related to investment securities balance sheet repositioning and capital management actions, $171 million of merger and integration-related charges, $734 million of FDIC special assessment charges and a $110 million charitable contribution. 3Q23 excludes $284 million ($213 million net-of-tax) of merger and integration-related charges. 4Q22 excludes $1.3 billion ($952 million net-of-tax) of notable items including: $(399) million of noninterest income related to balance sheet repositioning and capital management actions, $90 million of merger and integration-related charges and $791 million of provision for credit losses related to the acquisition of MUB and balance sheet optimization activities.
(b)See Non-GAAP Financial Measures reconciliation on page 18

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per share data)				ADJUSTED (c) (d)
	Full Year 2023	Full Year 2022	Percent Change	Full Year 2023	Full Year 2022	Percent Change

Net interest income	$17,396	$14,728	18.1	$17,396	$14,728	18.1
Taxable-equivalent adjustment	131	118	11.0	131	118	11.0
Net interest income (taxable-equivalent basis)	17,527	14,846	18.1	17,527	14,846	18.1
Noninterest income	10,617	9,456	12.3	10,757	9,855	9.2
Total net revenue	28,144	24,302	15.8	28,284	24,701	14.5
Noninterest expense	18,873	14,906	26.6	17,020	14,577	16.8
Income before provision and income taxes	9,271	9,396	(1.3)	11,264	10,124	11.3
Provision for credit losses	2,275	1,977	15.1	2,032	1,186	71.3
Income before taxes	6,996	7,419	(5.7)	9,232	8,938	3.3
Income taxes and taxable-equivalent adjustment	1,538	1,581	(2.7)	2,166	1,962	10.4
Net income	5,458	5,838	(6.5)	7,066	6,976	1.3
Net (income) loss attributable to noncontrolling interests	(29)	(13)	nm	(29)	(13)	nm
Net income attributable to U.S. Bancorp	$5,429	$5,825	(6.8)	$7,037	$6,963	1.1
Net income applicable to U.S. Bancorp common shareholders	$5,051	$5,501	(8.2)	$6,648	$6,635.2
Diluted earnings per common share	$3.27	$3.69	(11.4)	$4.31	$4.45	(3.1)

(c)2023 excludes $2.2 billion ($1.6 billion net-of-tax, including a $70 million discrete tax benefit) of notable items including: $(140) million of noninterest income related to investment securities balance sheet repositioning and capital management actions, $1.0 billion of merger and integration-related charges, $734 million of FDIC special assessment charges, a $110 million charitable contribution and $243 million of provision for credit losses related to balance sheet repositioning and capital management actions. 2022 excludes $1.5 billion ($1.1 billion net-of-tax) of notable items including: $(399) million of noninterest income related to balance sheet repositioning and capital management actions, $329 million of merger and integration-related charges and $791 million of provision for credit losses related to the acquisition of MUB and balance sheet optimization activities.
(d)See Non-GAAP Financial Measures reconciliation on page 18

U.S. Bancorp Fourth Quarter 2023 Results

Net income attributable to U.S. Bancorp was $847 million for the fourth quarter of 2023, which was $78 million lower than the $925 million for the fourth quarter of 2022 and $676 million lower than the $1,523 million for the third quarter of 2023. Diluted earnings per common share was $0.49 in the fourth quarter of 2023, compared with $0.57 in the fourth quarter of 2022 and $0.91 in the third quarter of 2023. The fourth quarter of 2023 included $780 million, or $(0.50) per diluted common share, of notable items, net-of-tax, compared with $952 million or $(0.63) per diluted common share in the fourth quarter of 2022, and $213 million, or $(0.14) per diluted common share in the third quarter of 2023. On an adjusted basis, excluding the impacts of these notable items, net income applicable to common shareholders for the fourth quarter of 2023 was $1,541 million, which was $260 million lower than the fourth quarter of 2022 and $83 million lower than the third quarter of 2023. Adjusted diluted earnings per common share was $0.99 in the fourth quarter of 2023.

The decrease in net income attributable to U.S. Bancorp year-over-year was primarily due to the notable items and an increase in the provision for credit losses. Pretax income, excluding notable items, in the fourth quarter decreased 10.3 percent compared with a year ago. Net interest income decreased 4.2 percent on a year-over-year taxable-equivalent basis, due to the impact of higher interest rates on deposit mix and pricing, partially offset by the impact of the MUB acquisition and higher rates on earning assets. The net interest margin decreased to 2.78 percent in the fourth quarter of 2023 from 3.01 percent in the fourth quarter of 2022 driven by similar factors. Excluding the impact of notable items, noninterest income increased 12.1 percent compared with a year ago driven by the impact of the MUB acquisition and higher fee revenue across all categories. Excluding the impact of notable items, noninterest expense increased 6.3 percent primarily driven by MUB operating expenses, including core deposit intangible amortization expense, and higher compensation expense to support business growth, partially offset by a decrease in other expenses. Excluding the fourth quarter of 2022 notable items, the fourth quarter of 2023 provision for credit losses increased $111 million (27.7 percent) compared with the fourth quarter of 2022 driven by normalizing credit losses and commercial real estate credit quality, partially offset by relative stability in the economic outlook.

Net income attributable to U.S. Bancorp decreased on a linked quarter basis primarily due to the notable items. Pretax income, excluding notable items, decreased 4.7 percent on a linked quarter basis. Net interest income decreased 3.0 percent on a taxable-equivalent basis due to deposit mix and pricing, partially offset by the impact of higher interest rates on earning assets and balance sheet repositioning. The net interest margin decreased to 2.78 percent in the fourth quarter of 2023 from 2.81 percent in the third quarter of 2023 driven by similar factors. Noninterest income excluding notable items decreased 0.9 percent compared with the third quarter of 2023 driven primarily by lower payment services and commercial products revenue, partially offset by higher other noninterest income. Excluding notable items, noninterest expense decreased 1.0 percent due to prudent expense management. The provision for credit losses decreased $3 million (0.6 percent) compared with the third quarter of 2023 primarily due to relative stability in the economic outlook, partially offset by normalizing credit losses and credit card balance growth.

U.S. Bancorp Fourth Quarter 2023 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	4Q 2023	3Q 2023	4Q 2022	4Q23 vs 3Q23	4Q23 vs 4Q22	Full Year 2023	Full Year 2022	Change
Components of net interest income
Income on earning assets	$7,795	$7,788	$6,008	$7	$1,787	$30,144	$18,066	$12,078
Expense on interest-bearing liabilities	3,653	3,520	1,683	133	1,970	12,617	3,220	9,397
Net interest income	$4,142	$4,268	$4,325	$(126)	$(183)	$17,527	$14,846	$2,681

Average yields and rates paid
Earning assets yield	5.22%	5.12%	4.17%	.10%	1.05%	4.98%	3.31%	1.67%
Rate paid on interest-bearing liabilities	3.02	2.87	1.55	.15	1.47	2.65	.80	1.85
Gross interest margin	2.20%	2.25%	2.62%	(.05)%	(.42)%	2.33%	2.51%	(.18)%
Net interest margin	2.78%	2.81%	3.01%	(.03)%	(.23)%	2.90%	2.72%	.18%

Average balances
Investment securities (a)	$161,885	$163,236	$166,993	$(1,351)	$(5,108)	$162,757	$169,442	$(6,685)
Loans	372,856	376,877	359,811	(4,021)	13,045	381,275	333,573	47,702
Interest-bearing deposits with banks	47,532	53,100	35,565	(5,568)	11,967	49,000	31,425	17,575
Earning assets	594,244	605,245	572,678	(11,001)	21,566	605,199	545,343	59,856
Interest-bearing liabilities	479,700	486,143	430,600	(6,443)	49,100	476,178	400,844	75,334

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the fourth quarter of 2023 was $4,142 million, a decrease of $183 million (4.2 percent) from the fourth quarter of 2022. The decrease was primarily due to the impact of deposit mix and pricing, partially offset by the acquisition of MUB and higher rates on earning assets. Average earning assets were $21.6 billion (3.8 percent) higher than the fourth quarter of 2022, reflecting increases of $13.0 billion (3.6 percent) in average total loans and $12.0 billion (33.6 percent) in average interest-bearing deposits with banks. Average investment securities decreased $5.1 billion (3.1 percent) reflecting balance sheet repositioning and liquidity management.

Net interest income on a taxable-equivalent basis decreased $126 million (3.0 percent) on a linked quarter basis primarily due to the impact of deposit mix and pricing, partially offset by higher rates on earning assets due to balance sheet repositioning. Average earning assets were $11.0 billion (1.8 percent) lower on a linked quarter basis, reflecting decreases of $4.0 billion (1.1 percent) in average total loans and $5.6 billion (10.5 percent) in average interest-bearing deposits with banks. In addition, average investment securities decreased $1.4 billion (0.8 percent) reflecting balance sheet repositioning and liquidity management.

The net interest margin in the fourth quarter of 2023 was 2.78 percent, compared with 3.01 percent in the fourth quarter of 2022 and 2.81 percent in the third quarter of 2023. The decrease in the net interest margin from the prior year was primarily due to deposit mix and pricing, partially offset by higher rates on earning assets and the acquisition of MUB. The decrease in the net interest margin on a linked quarter basis reflected deposit mix and pricing, partially offset by the impact of higher interest rates on earning assets and balance sheet repositioning.

U.S. Bancorp Fourth Quarter 2023 Results

AVERAGE LOANS
($ in millions)				Percent Change
	4Q 2023	3Q 2023	4Q 2022	4Q23 vs 3Q23	4Q23 vs 4Q22	Full Year 2023	Full Year 2022	Percent Change

Commercial	$126,884	$130,415	$128,269	(2.7)	(1.1)	$130,544	$118,967	9.7
Lease financing	4,212	4,305	4,649	(2.2)	(9.4)	4,339	4,830	(10.2)
Total commercial	131,096	134,720	132,918	(2.7)	(1.4)	134,883	123,797	9.0

Commercial mortgages	42,089	42,665	34,997	(1.4)	20.3	42,894	30,890	38.9
Construction and development	11,736	11,588	10,725	1.3	9.4	11,752	10,208	15.1
Total commercial real estate	53,825	54,253	45,722	(.8)	17.7	54,646	41,098	33.0

Residential mortgages	115,196	114,627	97,092.5		18.6	115,922	84,749	36.8

Credit card	27,753	26,883	25,173	3.2	10.2	26,570	23,478	13.2

Retail leasing	4,167	4,436	5,774	(6.1)	(27.8)	4,665	6,459	(27.8)
Home equity and second mortgages	12,977	12,809	11,927	1.3	8.8	12,829	11,051	16.1
Other	27,842	29,149	41,205	(4.5)	(32.4)	31,760	42,941	(26.0)
Total other retail	44,986	46,394	58,906	(3.0)	(23.6)	49,254	60,451	(18.5)

Total loans	$372,856	$376,877	$359,811	(1.1)	3.6	$381,275	$333,573	14.3

Average total loans for the fourth quarter of 2023 were $13.0 billion (3.6 percent) higher than the fourth quarter of 2022. The increase was driven by growth in the Company's legacy loan portfolio as well as from the MUB acquisition, which are primarily reflected in commercial loans, commercial mortgages and residential mortgages. Increases in total commercial real estate loans (17.7 percent), residential mortgages (18.6 percent) and credit card loans (10.2 percent) were partially offset by lower total commercial loans (1.4 percent) and total other retail loans (23.6 percent). The increase in total commercial real estate loans and residential mortgages was driven by the acquisition of MUB. The increase in credit card loans was primarily driven by higher spend volume. The decrease in other retail loans was primarily due to balance sheet repositioning and capital management activities.

Average total loans were $4.0 billion (1.1 percent) lower than the third quarter of 2023. Decreases in total commercial loans (2.7 percent), total commercial real estate loans (0.8 percent) and total other retail loans (3.0 percent) were partially offset by higher residential mortgages (0.5 percent) and credit card loans (3.2 percent).

U.S. Bancorp Fourth Quarter 2023 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	4Q 2023	3Q 2023	4Q 2022	4Q23 vs 3Q23	4Q23 vs 4Q22	Full Year 2023	Full Year 2022	Percent Change

Noninterest-bearing deposits	$90,590	$97,524	$118,912	(7.1)	(23.8)	$107,768	$120,394	(10.5)
Interest-bearing savings deposits
Interest checking	127,445	132,560	124,522	(3.9)	2.3	129,341	117,471	10.1
Money market savings	187,322	177,340	135,949	5.6	37.8	166,272	126,221	31.7
Savings accounts	44,728	50,138	67,991	(10.8)	(34.2)	55,590	67,722	(17.9)
Total savings deposits	359,495	360,038	328,462	(.2)	9.4	351,203	311,414	12.8
Time deposits	52,697	54,729	34,460	(3.7)	52.9	46,692	30,576	52.7
Total interest-bearing deposits	412,192	414,767	362,922	(.6)	13.6	397,895	341,990	16.3
Total deposits	$502,782	$512,291	$481,834	(1.9)	4.3	$505,663	$462,384	9.4

Average total deposits for the fourth quarter of 2023 were $20.9 billion (4.3 percent) higher than the fourth quarter of 2022, including the impact of the MUB acquisition. Average noninterest-bearing deposits decreased $28.3 billion (23.8 percent) driven by decreases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking, partially offset by the impact of the acquisition of MUB. Average total savings deposits were $31.0 billion (9.4 percent) higher year-over-year driven by increases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking, including the impact of the acquisition of MUB. Average time deposits were $18.2 billion (52.9 percent) higher than the fourth quarter of 2022 due to the acquisition of MUB, partially offset by decreases within Wealth, Corporate, Commercial and Institutional Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits decreased $9.5 billion (1.9 percent) from the third quarter of 2023. On a linked quarter basis, average noninterest-bearing deposits decreased $6.9 billion (7.1 percent) driven by pricing pressures from higher interest rates. Average total savings deposits decreased $543 million (0.2 percent) driven by decreases within Wealth, Corporate, Commercial and Institutional Banking partially offset by increases in Consumer and Business Banking. Average time deposits were $2.0 billion (3.7 percent) lower on a linked quarter basis mainly within Wealth, Corporate, Commercial and Institutional Banking, partially offset by increases in Consumer and Business Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

U.S. Bancorp Fourth Quarter 2023 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	4Q 2023	3Q 2023	4Q 2022	4Q23 vs 3Q23	4Q23 vs 4Q22	Full Year 2023	Full Year 2022	Percent Change

Card revenue	$436	$412	$384	5.8	13.5	$1,630	$1,512	7.8
Corporate payment products revenue	182	198	178	(8.1)	2.2	759	698	8.7
Merchant processing services	409	427	385	(4.2)	6.2	1,659	1,579	5.1
Trust and investment management fees	621	627	571	(1.0)	8.8	2,459	2,209	11.3
Service charges	324	334	314	(3.0)	3.2	1,306	1,298.6
Commercial products revenue	326	354	264	(7.9)	23.5	1,372	1,105	24.2
Mortgage banking revenue	137	144	104	(4.9)	31.7	570	527	8.2
Investment products fees	73	70	58	4.3	25.9	279	235	18.7
Securities gains (losses), net	2	—	—	nm	nm	(27)	38	nm
Other	228	198	184	15.2	23.9	750	654	14.7
Total before balance sheet optimization	2,738	2,764	2,442	(.9)	12.1	10,757	9,855	9.2
Balance sheet optimization	(118)	—	(399)	nm	70.4	(140)	(399)	64.9
Total noninterest income	$2,620	$2,764	$2,043	(5.2)	28.2	$10,617	$9,456	12.3

Fourth quarter noninterest income of $2,620 million was $577 million (28.2 percent) higher than the fourth quarter of 2022 driven by higher payment services revenue, trust and investment management fees, commercial products revenue, mortgage banking revenue, and other noninterest income. Excluding the balance sheet optimization impact, noninterest income increased $296 million (12.1 percent). Payment services revenue increased $80 million (8.4 percent) compared with the fourth quarter of 2022. Within payment services revenue, card revenue increased $52 million (13.5 percent) driven by higher spend volume and favorable rates, and merchant processing revenue increased $24 million (6.2 percent) due to higher sales volume. Trust and investment management fees increased $50 million (8.8 percent) driven by the acquisition of MUB and core business growth. Commercial products revenue increased $62 million (23.5 percent) driven by higher trading revenue and corporate bond fees. Mortgage banking revenue increased $33 million (31.7 percent) primarily driven by a favorable change in the valuation of mortgage servicing rights, net of hedging activities. Other revenue, excluding notable items, increased $44 million (23.9 percent) driven by higher tax credit investment activity.

Noninterest income was $144 million (5.2 percent) lower in the fourth quarter of 2023 compared with the third quarter of 2023. Excluding the balance sheet optimization impact in the fourth quarter of 2023, fourth quarter noninterest income decreased $26 million (0.9 percent) compared with the third quarter of 2023. Payment services revenue decreased $10 million (1.0 percent) compared with the third quarter of 2023. Within payment services revenue, card revenue increased $24 million (5.8 percent) driven by seasonally higher spend volume and favorable rates, while corporate payment products revenue decreased $16 million (8.1 percent) and merchant processing revenue decreased $18 million (4.2 percent) both due to lower sales volume. Service charges decreased $10 million (3.0 percent) due to lower deposit service charges. Commercial products revenue decreased $28 million (7.9 percent) due to lower trading and capital markets origination and syndication activity. Other revenue increased $30 million (15.2 percent) driven by seasonally higher tax credit investment activity.

U.S. Bancorp Fourth Quarter 2023 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	4Q 2023	3Q 2023	4Q 2022	4Q23 vs 3Q23	4Q23 vs 4Q22	Full Year 2023	Full Year 2022	Percent Change

Compensation and employee benefits	$2,509	$2,615	$2,402	(4.1)	4.5	$10,416	$9,157	13.7
Net occupancy and equipment	316	313	290	1.0	9.0	1,266	1,096	15.5
Professional services	158	127	173	24.4	(8.7)	560	529	5.9
Marketing and business development	196	176	144	11.4	36.1	616	456	35.1
Technology and communications	513	511	459.4		11.8	2,049	1,726	18.7
Other intangibles	156	161	85	(3.1)	83.5	636	215	nm
Other	356	343	400	3.8	(11.0)	1,477	1,398	5.7
Total before notable items	4,204	4,246	3,953	(1.0)	6.3	17,020	14,577	16.8
Notable items	1,015	284	90	nm	nm	1,853	329	nm
Total noninterest expense	$5,219	$4,530	$4,043	15.2	29.1	$18,873	$14,906	26.6

Fourth quarter noninterest expense of $5,219 million was $1,176 million (29.1 percent) higher than the fourth quarter of 2022. Excluding notable items of $1,015 million in the fourth quarter of 2023 and $90 million in the fourth quarter of 2022, fourth quarter noninterest expense increased $251 million (6.3 percent) compared with the fourth quarter of 2022, driven by the impact of MUB operating expenses, core deposit intangible amortization expense, and higher compensation expense. Compensation expense increased $107 million (4.5 percent) compared with the fourth quarter of 2022 primarily due to MUB expense as well as merit and hiring to support business growth. Intangible amortization increased $71 million (83.5 percent) driven by the core deposit intangible created as a result of the MUB acquisition.

Noninterest expense increased $689 million (15.2 percent) on a linked quarter basis. Excluding notable items of $1,015 million in the fourth quarter of 2023 and $284 million in the third quarter of 2023, fourth quarter noninterest expense decreased $42 million (1.0 percent) from the third quarter of 2023 driven by lower compensation expense offset by an increase in marketing and business development. Compensation expense decreased $106 million (4.1 percent) compared with the third quarter of 2023 primarily due to prudent expense management and continued focus on operational efficiency. Marketing and business development expense increased $20 million (11.4 percent) as the Company continues to invest in its national brand and global reach.

Provision for Income Taxes
The provision for income taxes for the fourth quarter of 2023 resulted in a tax rate of 16.5 percent on a taxable-equivalent basis (effective tax rate of 13.9 percent), compared with 17.9 percent on a taxable-equivalent basis (effective tax rate of 15.5 percent) in the fourth quarter of 2022, and a tax rate of 23.3 percent on a taxable-equivalent basis (effective tax rate of 22.0 percent) in the third quarter of 2023. Excluding the impact of notable items, the fourth quarter 2023 tax rate was 24.2 percent on a taxable-equivalent basis, compared with 22.0 percent on a taxable-equivalent basis in the fourth quarter of 2022, and 23.5 percent on a taxable-equivalent basis in the third quarter of 2023. The fourth quarter of 2023 included $70 million of favorable tax settlements.

U.S. Bancorp Fourth Quarter 2023 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	4Q 2023	% (a)	3Q 2023	% (a)	2Q 2023	% (a)	1Q 2023	% (a)	4Q 2022	% (a)
Balance, beginning of period	$7,790		$7,695		$7,523		$7,404		$6,455
Change in accounting principle (b)	—		—		—		(62)		—
Allowance for acquired credit losses (c)	—		—		—		127		336
Net charge-offs
Total excluding acquisition and optimization impacts	463.49		420.44		340.35		282.30		210.23
Balance sheet optimization impact	—		—		309		—		189
Acquisition impact	—		—		—		91		179
Total net charge-offs	463.49		420.44		649.67		373.39		578.64
Provision for credit losses
Total excluding acquisition and optimization impacts	512		515		578		427		401
Balance sheet optimization impact	—		—		243		—		129
Acquisition impact of initial provision	—		—		—		—		662
Total provision for credit losses	512		515		821		427		1,192
Other changes	—		—		—		—		(1)
Balance, end of period	$7,839		$7,790		$7,695		$7,523		$7,404
Components
Allowance for loan losses	$7,379		$7,218		$7,164		$7,020		$6,936
Liability for unfunded
credit commitments	460		572		531		503		468
Total allowance for credit losses	$7,839		$7,790		$7,695		$7,523		$7,404
Allowance for credit losses as a percentage of
Period-end loans (%)	2.10		2.08		2.03		1.94		1.91
Nonperforming loans (%)	541		615		739		660		762
Nonperforming assets (%)	525		595		709		637		729

(a)Annualized and calculated on average loan balances
(b)Effective January 1, 2023, the Company adopted accounting guidance which removed the separate recognition and measurement of troubled debt restructurings
(c)Allowance for purchased credit deteriorated and charged-off loans acquired from MUB

SUMMARY OF NET CHARGE-OFFS
($ in millions)	4Q 2023	% (a)	3Q 2023	% (a)	2Q 2023	% (a)	1Q 2023	% (a)	4Q 2022	% (a)

Net charge-offs
Commercial	$78.24		$86.26		$87.26		$42.13		$133.41
Lease financing	7.66		6.55		3.27		5.46		5.43
Total commercial	85.26		92.27		90.26		47.14		138.41
Commercial mortgages	75.71		49.46		26.24		115	1.07	25.28
Construction and development	(4)	(.14)	—	—	—	—	2.07		17.63
Total commercial real estate	71.52		49.36		26.19		117.85		42.36
Residential mortgages	(1)	—	(3)	(.01)	114.39		(1)	—	(3)	(.01)
Credit card	255	3.65	220	3.25	199	3.06	175	2.78	175	2.76
Retail leasing	2.19		2.18		1.08		1.08		1.07
Home equity and second mortgages	(1)	(.03)	1.03		(1)	(.03)	(1)	(.03)	—	—
Other	52.74		59.80		220	2.55	35.40		225	2.17
Total other retail	53.47		62.53		220	1.69	35.26		226	1.52
Total net charge-offs	$463.49		$420.44		$649.67		$373.39		$578.64

Gross charge-offs	$559		$508		$755		$469		$669
Gross recoveries	$96		$88		$106		$96		$91
(a) Annualized and calculated on average loan balances

U.S. Bancorp Fourth Quarter 2023 Results
The Company’s provision for credit losses for the fourth quarter of 2023 was $512 million, compared with $515 million in the third quarter of 2023 and $1,192 million in the fourth quarter of 2022. The fourth quarter of 2023 provision was $3 million (0.6 percent) lower than the third quarter of 2023 and $680 million (57.0 percent) lower than the fourth quarter of 2022. Excluding the fourth quarter of 2022 notable item of $791 million related to the initial provision for credit losses related to the MUB acquisition and balance sheet optimization activities, the provision for credit losses for the fourth quarter of 2023 increased $111 million (27.7 percent) compared with the fourth quarter of 2022, driven by normalizing credit losses and stress in commercial real estate, partially offset by relative stability in the economic outlook. Expected loss estimates consider various factors including customer specific information impacting changes in risk ratings, projected delinquencies, and the impact of economic deterioration on borrowers’ liquidity and ability to repay. During 2023, economic uncertainty and recession risk increased due to rising interest rates, inflationary concerns, market volatility, and pressure on corporate earnings related to these factors, contributing to increased provision for credit losses. Consumer portfolio credit losses are normalizing amid rising delinquencies and lower collateral values. Some stress in commercial portfolios is anticipated as the impact of rising interest rates filters through companies’ financials. Commercial real estate valuations are also affected by rising interest rates and the changing demand for office properties.

Total net charge-offs in the fourth quarter of 2023 were $463 million, compared with $420 million in the third quarter of 2023 and $578 million in the fourth quarter of 2022. Net charge-offs for the fourth quarter of 2022 included $368 million of charge-offs related to uncollectible amounts on acquired loans and balance sheet optimization activities. The net charge-off ratio was 0.49 percent in the fourth quarter of 2023, compared with 0.44 percent in the third quarter of 2023 and 0.64 percent in the fourth quarter of 2022 (0.23 percent excluding the impact of notable items). Net charge-offs, excluding the impact of the fourth quarter of 2022 notable items, increased $253 million on a year-over-year basis reflecting higher charge-offs in most loan categories consistent with normalizing credit conditions and adverse conditions in commercial real estate.

The allowance for credit losses was $7,839 million at December 31, 2023, compared with $7,790 million at September 30, 2023, and $7,404 million at December 31, 2022. The linked quarter increase in the allowance for credit losses was primarily driven by normalizing credit losses and credit card balance growth. The ratio of the allowance for credit losses to period-end loans was 2.10 percent at December 31, 2023, compared with 2.08 percent at September 30, 2023, and 1.91 percent at December 31, 2022. The ratio of the allowance for credit losses to nonperforming loans was 541 percent at December 31, 2023, compared with 615 percent at September 30, 2023, and 762 percent at December 31, 2022.

Nonperforming assets were $1,494 million at December 31, 2023, compared with $1,310 million at September 30, 2023, and $1,016 million at December 31, 2022. The ratio of nonperforming assets to loans and other real estate was 0.40 percent at December 31, 2023, compared with 0.35 percent at September 30, 2023, and 0.26 percent at December 31, 2022. The increase in nonperforming assets on a linked quarter basis was primarily due to higher commercial and commercial real estate nonperforming loans. The increase in nonperforming assets on a year-over year basis was primarily due to higher commercial and commercial real estate nonperforming loans, partially offset by lower nonperforming residential mortgages. Accruing loans 90 days or more past due were $698 million at December 31, 2023, compared with $569 million at September 30, 2023, and $491 million at December 31, 2022.

U.S. Bancorp Fourth Quarter 2023 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Dec 31 2023	Sep 30 2023	Jun 30 2023	Mar 31 2023	Dec 31 2022

Delinquent loan ratios - 90 days or more past due
Commercial	.09	.05	.04	.05	.07
Commercial real estate	.01	—	—	.01	.01
Residential mortgages	.12	.11	.08	.08	.08
Credit card	1.31	1.17	1.02	1.00	.88
Other retail	.15	.13	.12	.12	.12
Total loans	.19	.15	.12	.13	.13

Delinquent loan ratios - 90 days or more past due and nonperforming loans
Commercial	.37	.24	.21	.18	.19
Commercial real estate	1.46	1.33	.87	.98	.62
Residential mortgages	.25	.25	.26	.33	.36
Credit card	1.31	1.17	1.02	1.01	.88
Other retail	.46	.41	.39	.37	.37
Total loans	.57	.49	.40	.42	.38

ASSET QUALITY (a)
($ in millions)
	Dec 31 2023	Sep 30 2023	Jun 30 2023	Mar 31 2023	Dec 31 2022
Nonperforming loans
Commercial	$349	$231	$204	$150	$139
Lease financing	27	25	27	28	30
Total commercial	376	256	231	178	169

Commercial mortgages	675	566	361	432	251
Construction and development	102	155	113	103	87
Total commercial real estate	777	721	474	535	338

Residential mortgages	158	161	207	292	325
Credit card	—	—	—	1	1
Other retail	138	129	129	133	139
Total nonperforming loans	1,449	1,267	1,041	1,139	972

Other real estate	26	25	25	23	23
Other nonperforming assets	19	18	19	19	21
Total nonperforming assets	$1,494	$1,310	$1,085	$1,181	$1,016
Accruing loans 90 days or more past due	$698	$569	$474	$494	$491
Nonperforming assets to loans plus ORE (%)	.40	.35	.29	.30	.26

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Fourth Quarter 2023 Results

COMMON SHARES
(Millions)	4Q 2023	3Q 2023	2Q 2023	1Q 2023	4Q 2022

Beginning shares outstanding	1,557	1,533	1,533	1,531	1,486
Shares issued for stock incentive plans,
acquisitions and other corporate purposes	1	24	—	3	45
Shares repurchased	—	—	—	(1)	—
Ending shares outstanding	1,558	1,557	1,533	1,533	1,531

CAPITAL POSITION				Preliminary Data
($ in millions)	Dec 31 2023	Sep 30 2023	Jun 30 2023	Mar 31 2023	Dec 31 2022

Total U.S. Bancorp shareholders' equity	$55,306	$53,113	$53,019	$52,989	$50,766

Basel III Standardized Approach (a)
Common equity tier 1 capital	$44,947	$44,655	$42,944	$42,027	$41,560
Tier 1 capital	52,199	51,906	50,187	49,278	48,813
Total risk-based capital	61,921	61,737	60,334	59,920	59,015

Common equity tier 1 capital ratio	9.9%	9.7%	9.1%	8.5%	8.4%
Tier 1 capital ratio	11.5	11.2	10.6	10.0	9.8
Total risk-based capital ratio	13.7	13.4	12.7	12.1	11.9
Leverage ratio	8.1	7.9	7.5	7.5	7.9

Tangible common equity to tangible assets (b)	5.3	5.0	4.8	4.8	4.5
Tangible common equity to risk-weighted assets (b)	7.7	7.0	6.8	6.5	6.0
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)	9.7	9.5	8.9	8.3	8.1

(a) Amounts and ratios calculated in accordance with transitional regulatory requirements related to the current expected credit losses methodology
(b) See Non-GAAP Financial Measures reconciliation on page 18

Total U.S. Bancorp shareholders’ equity was $55.3 billion at December 31, 2023, compared with $53.1 billion at September 30,
2023 and $50.8 billion at December 31, 2022. In the third quarter of 2023 the Company issued 24 million shares of common stock to Mitsubishi UFG Financial Group, Inc. (“MUFG”), for which the proceeds from the issuance were used to repay a portion of the debt obligation with MUFG for the acquisition of MUB. The Company suspended all common stock repurchases at the beginning of the third quarter of 2021, except for those done exclusively in connection with its stock-based compensation programs, due to the acquisition of MUB. The Company will evaluate its share repurchases in connection with the potential capital requirements given proposed regulatory capital rules and related landscape.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 9.9 percent at December 31, 2023, compared with 9.7 percent at September 30, 2023, and 8.4 percent at December 31, 2022. The common equity tier 1 capital to risk-weighted assets ratio, reflecting the full implementation of the current expected credit losses methodology was 9.7 percent at December 31, 2023, compared with 9.5 percent at September 30, 2023, and 8.1 percent at December 31, 2022.

U.S. Bancorp Fourth Quarter 2023 Results

Investor Conference Call
On Wednesday, January 17, 2024 at 7 a.m. CT, Chairman, President and Chief Executive Officer Andy Cecere and Senior Executive Vice President and Chief Financial Officer John Stern will host a conference call to review the financial results. The live conference call will be available online or by telephone. To access the webcast and presentation, visit the U.S. Bancorp website at usbank.com and click on “About Us”, “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 888-210-4659. Participants calling from outside the United States and Canada, please dial 646-960-0383. The access code for all participants is 7269933. For those unable to participate during the live call, a replay will be available at approximately 10 a.m. CT on Wednesday, January 17, 2024. To access the replay, please visit the U.S. Bancorp website at usbank.com and click on “About Us”, “Investor Relations” and “Webcasts & Presentations.”

About U.S. Bancorp
U.S. Bancorp, with more than 70,000 employees and $663 billion in assets as of December 31, 2023, is the parent company of U.S. Bank National Association. Headquartered in Minneapolis, the company serves millions of customers locally, nationally and globally through a diversified mix of businesses including consumer banking, business banking, commercial banking, institutional banking, payments and wealth management. U.S. Bancorp has been recognized for its approach to digital innovation, community partnerships and customer service, including being named one of the 2023 World’s Most Ethical Companies and Fortune’s most admired superregional bank. To learn more, please visit the U.S. Bancorp website at usbank.com and click on “About Us.”

Forward-looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, future economic conditions and the anticipated future revenue, expenses, financial condition, asset quality, capital and liquidity levels, plans, prospects and operations of U.S. Bancorp. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “projects,” “forecasts,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.”
Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those set forth in forward-looking statements, including the following risks and uncertainties:
•Deterioration in general business and economic conditions or turbulence in domestic or global financial markets, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility;
•Turmoil and volatility in the financial services industry, including failures or rumors of failures of other depository institutions, which could affect the ability of depository institutions, including U.S. Bank National Association, to attract and retain depositors, and could affect the ability of financial services providers, including U.S. Bancorp, to borrow or raise capital;
•Actions taken by governmental agencies to stabilize the financial system and the effectiveness of such actions;
•Changes to regulatory capital, liquidity and resolution-related requirements applicable to large banking organizations in response to recent developments affecting the banking sector;
•Changes to statutes, regulations, or regulatory policies or practices, including capital and liquidity requirements, and the enforcement and interpretation of such laws and regulations, and U.S. Bancorp’s ability to address or satisfy those requirements and other requirements or conditions imposed by regulatory entities;
•Changes in interest rates;
•Increases in unemployment rates;
•Deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans;
•Risks related to originating and selling mortgages, including repurchase and indemnity demands, and related to U.S. Bancorp’s role as a loan servicer;
•Impacts of current, pending or future litigation and governmental proceedings;

U.S. Bancorp Fourth Quarter 2023 Results
•Increased competition from both banks and non-banks;
•Effects of climate change and related physical and transition risks;
•Changes in customer behavior and preferences and the ability to implement technological changes to respond to customer needs and meet competitive demands;
•Breaches in data security;
•Failures or disruptions in or breaches of U.S. Bancorp’s operational, technology or security systems or infrastructure, or those of third parties;
•Failures to safeguard personal information;
•Impacts of pandemics, natural disasters, terrorist activities, civil unrest, international hostilities and geopolitical events;
•Impacts of supply chain disruptions, rising inflation, slower growth or a recession;
•Failure to execute on strategic or operational plans;
•Effects of mergers and acquisitions and related integration;
•Effects of critical accounting policies and judgments;
•Effects of changes in or interpretations of tax laws and regulations;
•Management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk; and
•The risks and uncertainties more fully discussed in the section entitled “Risk Factors” of U.S. Bancorp’s Form 10-K for the year ended December 31, 2022, and subsequent filings with the Securities and Exchange Commission.
In addition, U.S. Bancorp’s acquisition of MUB presents risks and uncertainties, including, among others: the risk that any revenue synergies and other anticipated benefits of the acquisition may not be realized or may take longer than anticipated to be realized.
In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp Fourth Quarter 2023 Results

Non-GAAP Financial Measures
In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:
•Tangible common equity to tangible assets
•Tangible common equity to risk-weighted assets
•Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology, and
•Return on tangible common equity.
These measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position and use of capital relative to other financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in banking regulations. In addition, certain of these measures differ from currently effective capital ratios defined by banking regulations principally in that the currently effective ratios, which are subject to certain transitional provisions, temporarily exclude the impact of the 2020 adoption of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital utilization and adequacy.
The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio, tangible efficiency ratio and net interest margin, utilize net interest income on a taxable-equivalent basis.
The adjusted return on average assets, adjusted return on average common equity, adjusted efficiency ratio, adjusted net income and adjusted diluted earnings per common share exclude notable items. Management uses these measures, as well as tangible book value per common share, in their analysis of the Company’s performance and believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.
There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended December 31,		Year Ended December 31,
(Unaudited)	2023	2022	2023	2022
Interest Income
Loans	$5,742	$4,532	$22,324	$13,603
Loans held for sale	36	38	147	201
Investment securities	1,182	988	4,485	3,378
Other interest income	803	416	3,051	763
Total interest income	7,763	5,974	30,007	17,945
Interest Expense
Deposits	2,751	1,081	8,775	1,872
Short-term borrowings	332	318	1,971	565
Long-term debt	569	282	1,865	780
Total interest expense	3,652	1,681	12,611	3,217
Net interest income	4,111	4,293	17,396	14,728
Provision for credit losses	512	1,192	2,275	1,977
Net interest income after provision for credit losses	3,599	3,101	15,121	12,751
Noninterest Income
Card revenue	436	384	1,630	1,512
Corporate payment products revenue	182	178	759	698
Merchant processing services	409	385	1,659	1,579
Trust and investment management fees	621	571	2,459	2,209
Service charges	324	314	1,306	1,298
Commercial products revenue	326	264	1,372	1,105
Mortgage banking revenue	137	104	540	527
Investment products fees	73	58	279	235
Securities gains (losses), net	(116)	(18)	(145)	20
Other	228	(197)	758	273
Total noninterest income	2,620	2,043	10,617	9,456
Noninterest Expense
Compensation and employee benefits	2,509	2,402	10,416	9,157
Net occupancy and equipment	316	290	1,266	1,096
Professional services	158	173	560	529
Marketing and business development	306	144	726	456
Technology and communications	513	459	2,049	1,726
Other intangibles	156	85	636	215
Merger and integration charges	171	90	1,009	329
Other	1,090	400	2,211	1,398
Total noninterest expense	5,219	4,043	18,873	14,906
Income before income taxes	1,000	1,101	6,865	7,301
Applicable income taxes	139	171	1,407	1,463
Net income	861	930	5,458	5,838
Net (income) loss attributable to noncontrolling interests	(14)	(5)	(29)	(13)
Net income attributable to U.S. Bancorp	$847	$925	$5,429	$5,825
Net income applicable to U.S. Bancorp common shareholders	$766	$853	$5,051	$5,501

Earnings per common share	$.49	$.57	$3.27	$3.69
Diluted earnings per common share	$.49	$.57	$3.27	$3.69
Dividends declared per common share	$.49	$.48	$1.93	$1.88
Average common shares outstanding	1,557	1,501	1,543	1,489
Average diluted common shares outstanding	1,558	1,501	1,543	1,490

CONSOLIDATED ENDING BALANCE SHEET
(Dollars in Millions)	December 31, 2023	December 31, 2022
Assets
Cash and due from banks	$61,192	$53,542
Investment securities
Held-to-maturity	84,045	88,740
Available-for-sale	69,706	72,910
Loans held for sale	2,201	2,200
Loans
Commercial	131,881	135,690
Commercial real estate	53,455	55,487
Residential mortgages	115,530	115,845
Credit card	28,560	26,295
Other retail	44,409	54,896
Total loans	373,835	388,213
Less allowance for loan losses	(7,379)	(6,936)
Net loans	366,456	381,277
Premises and equipment	3,623	3,858
Goodwill	12,489	12,373
Other intangible assets	6,084	7,155
Other assets	57,695	52,750
Total assets	$663,491	$674,805

Liabilities and Shareholders' Equity
Deposits
Noninterest-bearing	$89,989	$137,743
Interest-bearing	422,323	387,233
Total deposits	512,312	524,976
Short-term borrowings	15,279	31,216
Long-term debt	51,480	39,829
Other liabilities	28,649	27,552
Total liabilities	607,720	623,573
Shareholders' equity
Preferred stock	6,808	6,808
Common stock	21	21
Capital surplus	8,673	8,712
Retained earnings	74,026	71,901
Less treasury stock	(24,126)	(25,269)
Accumulated other comprehensive income (loss)	(10,096)	(11,407)
Total U.S. Bancorp shareholders' equity	55,306	50,766
Noncontrolling interests	465	466
Total equity	55,771	51,232
Total liabilities and equity	$663,491	$674,805

NON-GAAP FINANCIAL MEASURES
(Dollars in Millions, Unaudited)	December 31, 2023		September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Total equity	$55,771		$53,578	$53,484	$53,454	$51,232
Preferred stock	(6,808)		(6,808)	(6,808)	(6,808)	(6,808)
Noncontrolling interests	(465)		(465)	(465)	(465)	(466)
Goodwill (net of deferred tax liability) (1)	(11,480)		(11,470)	(11,493)	(11,575)	(11,395)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,278)		(2,370)	(2,490)	(2,611)	(2,792)
Tangible common equity (a)	34,740		32,465	32,228	31,995	29,771

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation	44,947		44,655	42,944	42,027	41,560
Adjustments (2)	(866)		(867)	(866)	(866)	(1,299)
Common equity tier 1 capital, reflecting the full implementation
of the current expected credit losses methodology (b)	44,081		43,788	42,078	41,161	40,261

Total assets	663,491		668,039	680,825	682,377	674,805
Goodwill (net of deferred tax liability) (1)	(11,480)		(11,470)	(11,493)	(11,575)	(11,395)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,278)		(2,370)	(2,490)	(2,611)	(2,792)
Tangible assets (c)	649,733		654,199	666,842	668,191	660,618

Risk-weighted assets, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation (d)	453,390	*	462,250	473,393	494,048	496,500
Adjustments (3)	(736)	*	(736)	(735)	(735)	(620)
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (e)	452,654	*	461,514	472,658	493,313	495,880

Ratios *
Tangible common equity to tangible assets (a)/(c)	5.3%		5.0%	4.8%	4.8%	4.5%
Tangible common equity to risk-weighted assets (a)/(d)	7.7		7.0	6.8	6.5	6.0
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)/(e)	9.7		9.5	8.9	8.3	8.1

	Three Months Ended
	December 31, 2023		September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Net income applicable to U.S. Bancorp common shareholders	$766		$1,412	$1,281	$1,592	$853
Intangibles amortization (net-of-tax)	123		127	126	126	67
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	889		1,539	1,407	1,718	920
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (f)	3,527		6,106	5,643	6,967	3,650

Average total equity	54,779		54,283	54,287	53,132	49,731
Average preferred stock	(6,808)		(6,808)	(6,808)	(6,808)	(6,808)
Average noncontrolling interests	(465)		(466)	(465)	(465)	(466)
Average goodwill (net of deferred tax liability) (1)	(11,475)		(11,493)	(11,527)	(11,444)	(9,202)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,295)		(2,418)	(2,530)	(2,681)	(1,637)
Average tangible common equity (g)	33,736		33,098	32,957	31,734	31,618

Return on tangible common equity (f)/(g)	10.5%		18.4%	17.1%	22.0%	11.5%

Net interest income	$4,111		$4,236	$4,415	$4,634	$4,293
Taxable-equivalent adjustment (4)	31		32	34	34	32
Net interest income, on a taxable-equivalent basis	4,142		4,268	4,449	4,668	4,325

Net interest income, on a taxable-equivalent basis (as calculated above)	4,142		4,268	4,449	4,668	4,325
Noninterest income	2,620		2,764	2,726	2,507	2,043
Less: Securities gains (losses), net	(116)		—	3	(32)	(18)
Total net revenue, excluding net securities gains (losses) (h)	6,878		7,032	7,172	7,207	6,386

Noninterest expense (i)	5,219		4,530	4,569	4,555	4,043
Less: Intangible amortization	156		161	159	160	85
Noninterest expense, excluding intangible amortization (j)	5,063		4,369	4,410	4,395	3,958

Efficiency ratio (i)/(h)	75.9%		64.4%	63.7%	63.2%	63.3%
Tangible efficiency ratio (j)/(h)	73.6		62.1	61.5	61.0	62.0
* Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
	Three Months Ended
(Dollars and Shares in Millions, Except Per Share Data, Unaudited)	December 31, 2023	September 30, 2023	December 31, 2022
Net income applicable to U.S. Bancorp common shareholders	$766	$1,412	$853
Less: Notable items, including the impact of earnings allocated to participating stock awards (1)	(775)	(212)	(948)
Net income applicable to U.S. Bancorp common shareholders, excluding notable items (a)	1,541	1,624	1,801
Average diluted common shares outstanding (b)	1,558	1,549	1,501
Diluted earnings per common share, excluding notable items (a)/(b)	$.99	$1.05	$1.20

Income before taxes	1,000	1,955	1,101
Taxable-equivalent adjustment (2)	31	32	32
Less: Notable items (1)	(1,133)	(284)	(1,280)
Income before taxes (taxable-equivalent basis), excluding notable items (c)	2,164	2,271	2,413

Income taxes	139	431	171
Taxable-equivalent adjustment (2)	31	32	32
Less: Notable items (1)	(353)	(71)	(328)
Income taxes and tax-equivalent adjustment, excluding notable items (d)	523	534	531
Income tax rate (taxable-equivalent basis), excluding notable items (d)/(c)	24.2%	23.5%	22.0%

Net income attributable to U.S. Bancorp	$847
Less: Notable items (1)	(780)
Net income attributable to U.S. Bancorp, excluding notable items	1,627
Annualized net income attributable to U.S. Bancorp, excluding notable items (e)	6,455
Average assets (f)	651,448
Return on average assets, excluding notable items (e)/(f)	.99%

Net income applicable to U.S. Bancorp common shareholders, excluding notable items (as calculated above)	$1,541
Annualized net income applicable to U.S. Bancorp common shareholders, excluding notable items (g)	6,114
Average common equity (h)	47,506
Return on average common equity, excluding notable items (g)/(h)	12.9%

Net interest income	$4,111
Taxable-equivalent adjustment (2)	31
Net interest income, on a taxable-equivalent basis	4,142

Net interest income, on a taxable-equivalent basis (as calculated above)	4,142
Noninterest income	2,620
Less: Securities gains (losses), net	(116)
Total net revenue, excluding net securities gains (losses) (i)	6,878
Noninterest expense	5,219
Less: Notable items (1)	1,015
Noninterest expense, excluding notable items (j)	4,204
Efficiency ratio, excluding notable items (j)/(i)	61.1%

Common equity	$48,498
Goodwill (net of deferred tax liability) (3)	(11,480)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,278)
Tangible common equity(k)	34,740
Common shares outstanding (l)	1,558
Tangible book value per common share (k)/(l)	$22.30
	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022
Net charge-offs	$649	$373	$578
Less: Notable items (4)	309	91	368
Net charge-offs, excluding notable items	340	282	210
Annualized net charge-offs, excluding notable items (m)	1,364	1,144	833
Average loan balances (n)	388,817	386,750	359,811
Net charge-off ratio, excluding notable items (m)/(n)	.35%	.30%	.23%
(1)Notable items of $1.1 billion ($780 million net-of-tax, including a $70 million discrete tax benefit) for the three months ended December 31, 2023 included $(118) million of noninterest income related to investment securities balance sheet repositioning and capital management actions, $171 million of merger and integration-related charges, $734 million of FDIC special assessment charges and a $110 million charitable contribution. Notable items for the three months ended September 30, 2023 included $284 million ($213 million net-of-tax) of merger and integration-related charges. Notable items of $1.3 billion ($952 million net-of-tax) for the three months ended December 31, 2022 included $(399) million of noninterest income related to balance sheet repositioning and capital management actions, $90 million of merger and integration-related charges and $791 million of provision for credit losses related to the acquisition of MUB and balance sheet optimization activities.
(2)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.
(3)Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(4)Notable items for the three months ended June 30, 2023 included $309 million of net charge-offs related to balance sheet repositioning and capital management actions. Notable items for the three months ended March 31, 2023 included $91 million of net charge-offs related to uncollectible acquired loans, considered purchase credit deteriorated as of the date of the acquisition. Notable items for the three months ended December 31, 2022 included $179 million of net charge-offs related to uncollectible MUB acquired loans as well as $189 million of net charge-offs related to balance sheet repositioning and capital management actions.

NON-GAAP FINANCIAL MEASURES
	Year Ended
(Dollars and Shares in Millions, Except Per Share Data, Unaudited)	December 31, 2023	December 31, 2022
Net income applicable to U.S. Bancorp common shareholders	$5,051	$5,501
Intangible amortization (net-of-tax)	502	170
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization (a)	5,553	5,671

Average total equity	54,125	50,882
Average preferred stock	(6,808)	(6,761)
Average noncontrolling interests	(465)	(466)
Average goodwill (net of deferred tax liability) (1)	(11,485)	(9,240)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,480)	(991)
Average tangible common equity (b)	32,887	33,424
Return on tangible common equity (a)/(b)	16.9%	17.0%

Net interest income	$17,396	$14,728
Taxable-equivalent adjustment (2)	131	118
Net interest income, on a taxable-equivalent basis	17,527	14,846

Net interest income, on a taxable-equivalent basis (as calculated above)	17,527	14,846
Noninterest income	10,617	9,456
Less: Securities gains (losses), net	(145)	20
Total net revenue, excluding net securities gains (losses) (c)	28,289	24,282

Noninterest expense (d)	18,873	14,906
Less: Intangibles amortization	636	215
Noninterest expense, excluding intangibles amortization (e)	18,237	14,691

Efficiency ratio (d)/(c)	66.7%	61.4%
Tangible efficiency ratio (e)/(c)	64.5%	60.5%

Net income applicable to U.S. Bancorp common shareholders	$5,051	$5,501
Less: Notable items, including the impact of earnings allocated to participating stock awards (3)	(1,597)	(1,134)
Net income applicable to U.S. Bancorp common shareholders, excluding notable items (f)	6,648	6,635
Average diluted common shares outstanding (g)	1,543	1,490
Diluted earnings per common share, excluding notable items (f)/(g)	$4.31	$4.45
(1)Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)Based on federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.
(3)Notable items of $2.2 billion ($1.6 billion net-of-tax, including a $70 million discrete tax benefit) for the year ended December 31, 2023 included $(140) million of noninterest income related to investment securities balance sheet repositioning and capital management actions, $1.0 billion of merger and integration-related charges, $734 million of FDIC special assessment charges, a $110 million charitable contribution and $243 million of provision for credit losses related to balance sheet repositioning and capital management actions. Notable items of $1.5 billion ($1.1 billion net-of-tax) for the year ended December 31, 2022 included $(399) million of noninterest income related to balance sheet repositioning and capital management actions, $329 million of merger and integration-related charges and $791 million of provision for credit losses related to the acquisition of MUB and balance sheet optimization activities.

Business Line Schedules 4Q 2023
WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING
CONSUMER AND BUSINESS BANKING
PAYMENT SERVICES
TREASURY AND CORPORATE SUPPORT

LINE OF BUSINESS FINANCIAL PERFORMANCE						Preliminary data
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp
Business Line	4Q 2023	3Q 2023	4Q 2022	4Q23 vs 3Q23	4Q23 vs 4Q22	Full Year 2023	Full Year 2022	Percent Change
Wealth, Corporate, Commercial and Institutional Banking	$808	$828	$1,020	(2.4)	(20.8)	$3,565	$3,363	6.0
Consumer and Business Banking	442	549	554	(19.5)	(20.2)	2,212	1,834	20.6
Payment Services	220	272	236	(19.1)	(6.8)	1,194	1,344	(11.2)
Treasury and Corporate Support	(623)	(126)	(885)	nm	29.6	(1,542)	(716)	nm
Consolidated Company	$847	$1,523	$925	(44.4)	(8.4)	$5,429	$5,825	(6.8)

	Income Before Provision and Taxes			Percent Change		Income Before Provision and Taxes
	4Q 2023	3Q 2023	4Q 2022	4Q23 vs 3Q23	4Q23 vs 4Q22	Full Year 2023	Full Year 2022	Percent Change
Wealth, Corporate, Commercial and Institutional Banking	$1,148	$1,232	$1,334	(6.8)	(13.9)	$5,089	$4,639	9.7
Consumer and Business Banking	639	740	799	(13.6)	(20.0)	3,029	2,521	20.2
Payment Services	754	762	659	(1.0)	14.4	2,986	2,773	7.7
Treasury and Corporate Support	(998)	(232)	(467)	nm	nm	(1,833)	(537)	nm
Consolidated Company	$1,543	$2,502	$2,325	(38.3)	(33.6)	$9,271	$9,396	(1.3)

Lines of Business
The Company’s major lines of business are Wealth, Corporate, Commercial and Institutional Banking, Consumer and Business Banking, Payment Services, and Treasury and Corporate Support. Business line results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2023, certain organization and methodology changes were made, including the Company combining its Wealth Management and Investment Services and Corporate and Commercial Banking lines of businesses to create the Wealth, Corporate, Commercial and Institutional Banking line of business during the third quarter. Prior period results were restated and presented on a comparable basis.

WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING						Preliminary data
($ in millions)				Percent Change
	4Q 2023	3Q 2023	4Q 2022	4Q23 vs 3Q23	4Q23 vs 4Q22	Full Year 2023	Full Year 2022	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,428	$1,473	$1,562	(3.1)	(8.6)	$6,129	$5,213	17.6
Noninterest income	1,021	1,031	889	(1.0)	14.8	4,143	3,561	16.3
Securities gains (losses), net	—	—	—	—	—	—	—	—
Total net revenue	2,449	2,504	2,451	(2.2)	(.1)	10,272	8,774	17.1
Noninterest expense	1,246	1,215	1,099	2.6	13.4	4,953	4,098	20.9
Other intangibles	55	57	18	(3.5)	nm	230	37	nm
Total noninterest expense	1,301	1,272	1,117	2.3	16.5	5,183	4,135	25.3
Income before provision and taxes	1,148	1,232	1,334	(6.8)	(13.9)	5,089	4,639	9.7
Provision for credit losses	70	128	(26)	(45.3)	nm	334	154	nm
Income before income taxes	1,078	1,104	1,360	(2.4)	(20.7)	4,755	4,485	6.0
Income taxes and taxable-equivalent adjustment	270	276	340	(2.2)	(20.6)	1,190	1,122	6.1
Net income	808	828	1,020	(2.4)	(20.8)	3,565	3,363	6.0
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$808	$828	$1,020	(2.4)	(20.8)	$3,565	$3,363	6.0

Average Balance Sheet Data
Loans	$171,761	$175,633	$165,066	(2.2)	4.1	$175,780	$150,512	16.8
Other earning assets	7,289	6,460	5,035	12.8	44.8	6,615	4,771	38.7
Goodwill	4,825	4,638	3,622	4.0	33.2	4,682	3,634	28.8
Other intangible assets	1,112	921	570	20.7	95.1	1,007	365	nm
Assets	200,354	203,840	187,801	(1.7)	6.7	202,642	169,554	19.5

Noninterest-bearing deposits	62,057	66,042	78,155	(6.0)	(20.6)	70,977	82,671	(14.1)
Interest-bearing deposits	202,663	206,789	191,364	(2.0)	5.9	199,780	175,345	13.9
Total deposits	264,720	272,831	269,519	(3.0)	(1.8)	270,757	258,016	4.9

Total U.S. Bancorp shareholders' equity	22,699	22,835	19,345	(.6)	17.3	22,362	18,159	23.1

Wealth, Corporate, Commercial and Institutional Banking provides core banking, specialized lending, transaction and payment processing, capital markets, asset management, and brokerage and investment related services to wealth, middle market, large corporate, government and institutional clients.

Wealth, Corporate, Commercial and Institutional Banking generated $1,148 million of income before provision and taxes in the fourth quarter of 2023, compared with $1,334 million in the fourth quarter of 2022, and contributed $808 million of the Company’s net income in the fourth quarter of 2023. The provision for credit losses increased $96 million compared with the fourth quarter of 2022 primarily due to commercial real estate credit quality. Total net revenue was $2 million (0.1 percent) lower in the fourth quarter of 2023 due to a decrease of $134 million (8.6 percent) in net interest income partially offset by an increase of $132 million (14.8 percent) in total noninterest income. Net interest income decreased due to the impact of deposit mix and pricing, partially offset by the acquisition of MUB and higher rates on earning assets. Total noninterest income increased primarily due to higher trust and investment management fees due to the MUB acquisition and core business growth, and higher commercial products revenue mainly due to higher trading revenue and corporate bond fees. Total noninterest expense increased $184 million (16.5 percent) compared with the fourth quarter of 2022 primarily due to higher FDIC insurance expense driven by an increase in the assessment base and rate along with the inclusion of MUB in the current year, and higher compensation expense and net shared services expense driven by investment in support of business growth and the impact of the MUB acquisition, including intangible amortization driven by the core deposit intangible.

CONSUMER AND BUSINESS BANKING						Preliminary data
($ in millions)				Percent Change
	4Q 2023	3Q 2023	4Q 2022	4Q23 vs 3Q23	4Q23 vs 4Q22	Full Year 2023	Full Year 2022	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,928	$2,044	$2,013	(5.7)	(4.2)	$8,331	$6,764	23.2
Noninterest income	406	430	359	(5.6)	13.1	1,662	1,536	8.2
Securities gains (losses), net	—	—	—	—	—	—	—	—
Total net revenue	2,334	2,474	2,372	(5.7)	(1.6)	9,993	8,300	20.4
Noninterest expense	1,623	1,659	1,540	(2.2)	5.4	6,672	5,737	16.3
Other intangibles	72	75	33	(4.0)	nm	292	42	nm
Total noninterest expense	1,695	1,734	1,573	(2.2)	7.8	6,964	5,779	20.5
Income before provision and taxes	639	740	799	(13.6)	(20.0)	3,029	2,521	20.2
Provision for credit losses	49	8	60	nm	(18.3)	79	75	5.3
Income before income taxes	590	732	739	(19.4)	(20.2)	2,950	2,446	20.6
Income taxes and taxable-equivalent adjustment	148	183	185	(19.1)	(20.0)	738	612	20.6
Net income	442	549	554	(19.5)	(20.2)	2,212	1,834	20.6
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$442	$549	$554	(19.5)	(20.2)	$2,212	$1,834	20.6

Average Balance Sheet Data
Loans	$155,900	$157,321	$153,816	(.9)	1.4	$161,862	$144,441	12.1
Other earning assets	2,170	2,688	2,485	(19.3)	(12.7)	2,388	3,117	(23.4)
Goodwill	4,328	4,515	3,256	(4.1)	32.9	4,466	3,250	37.4
Other intangible assets	4,926	5,154	4,584	(4.4)	7.5	5,265	3,784	39.1
Assets	171,810	174,752	169,860	(1.7)	1.1	179,103	160,174	11.8

Noninterest-bearing deposits	23,481	25,598	34,657	(8.3)	(32.2)	31,082	31,719	(2.0)
Interest-bearing deposits	200,266	196,279	165,313	2.0	21.1	189,148	163,190	15.9
Total deposits	223,747	221,877	199,970.8		11.9	220,230	194,909	13.0

Total U.S. Bancorp shareholders' equity	15,368	15,760	13,727	(2.5)	12.0	16,016	12,678	26.3

Consumer and Business Banking comprises consumer banking, small business banking and consumer lending. Products and services are delivered through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing, mobile devices, distributed mortgage loan officers, and intermediary relationships including auto dealerships, mortgage banks, and strategic business partners.

Consumer and Business Banking generated $639 million of income before provision and taxes in the fourth quarter of 2023, compared with $799 million in the fourth quarter of 2022, and contributed $442 million of the Company’s net income in the fourth quarter of 2023. The provision for credit losses decreased $11 million (18.3 percent ) compared with the fourth quarter of 2022 due to lower held for investment mortgage originations during the fourth quarter of 2023. Total net revenue was lower by $38 million (1.6 percent ) in the fourth quarter of 2023 due to a decrease of $85 million (4.2 percent) in net interest income partially offset by an increase in total noninterest income of $47 million (13.1 percent ). Net interest income decreased due to the impact of deposit mix and pricing, partially offset by the acquisition of MUB and higher rates on earning assets. Total noninterest income increased mainly due to higher mortgage banking revenue driven by a favorable change in the valuation of mortgage servicing rights, net of hedging activities. Total noninterest expense increased $122 million (7.8 percent) in the fourth quarter of 2023 compared with the fourth quarter of 2022 due to an increase in compensation expense and net shared services expense due to investments in digital capabilities, and the impact of the MUB acquisition, including intangible amortization driven by the core deposit intangible.

PAYMENT SERVICES						Preliminary data
($ in millions)				Percent Change
	4Q 2023	3Q 2023	4Q 2022	4Q23 vs 3Q23	4Q23 vs 4Q22	Full Year 2023	Full Year 2022	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$711	$692	$634	2.7	12.1	$2,702	$2,504	7.9
Noninterest income	1,029	1,039	950	(1.0)	8.3	4,056	3,794	6.9
Securities gains (losses), net	—	—	—	—	—	—	—	—
Total net revenue	1,740	1,731	1,584.5		9.8	6,758	6,298	7.3
Noninterest expense	957	940	891	1.8	7.4	3,658	3,389	7.9
Other intangibles	29	29	34	—	(14.7)	114	136	(16.2)
Total noninterest expense	986	969	925	1.8	6.6	3,772	3,525	7.0
Income before provision and taxes	754	762	659	(1.0)	14.4	2,986	2,773	7.7
Provision for credit losses	461	399	344	15.5	34.0	1,394	980	42.2
Income before income taxes	293	363	315	(19.3)	(7.0)	1,592	1,793	(11.2)
Income taxes and taxable-equivalent adjustment	73	91	79	(19.8)	(7.6)	398	449	(11.4)
Net income	220	272	236	(19.1)	(6.8)	1,194	1,344	(11.2)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$220	$272	$236	(19.1)	(6.8)	$1,194	$1,344	(11.2)

Average Balance Sheet Data
Loans	$40,039	$38,954	$37,023	2.8	8.1	$38,471	$34,627	11.1
Other earning assets	10	5	110	nm	(90.9)	97	634	(84.7)
Goodwill	3,325	3,333	3,284	(.2)	1.2	3,327	3,305.7
Other intangible assets	319	339	387	(5.9)	(17.6)	350	423	(17.3)
Assets	45,373	44,774	42,664	1.3	6.3	44,292	41,072	7.8

Noninterest-bearing deposits	2,772	2,796	3,265	(.9)	(15.1)	2,981	3,410	(12.6)
Interest-bearing deposits	99	101	152	(2.0)	(34.9)	103	162	(36.4)
Total deposits	2,871	2,897	3,417	(.9)	(16.0)	3,084	3,572	(13.7)

Total U.S. Bancorp shareholders' equity	9,695	9,442	8,542	2.7	13.5	9,310	8,233	13.1

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services and merchant processing.

Payment Services generated $754 million of income before provision and taxes in the fourth quarter of 2023, compared with $659 million in the fourth quarter of 2022, and contributed $220 million of the Company’s net income in the fourth quarter of 2023. The provision for credit losses increased $117 million (34.0 percent) compared with the fourth quarter of 2022 primarily due to normalizing credit conditions exhibited through increasing delinquency rates. Total net revenue increased $156 million (9.8 percent) in the fourth quarter of 2023 due to higher net interest income of $77 million (12.1 percent) and higher total noninterest income of $79 million (8.3 percent). Net interest income increased primarily due to higher loan yields driven by higher interest rates and customer revolve rates, along with higher loan balances, partially offset by higher funding costs. Total noninterest income increased year-over-year driven by higher card revenue and merchant processing services, mainly due to higher volume and favorable rates. Total noninterest expense increased $61 million (6.6 percent) reflecting higher net shared services expense driven by investment in infrastructure and technology development, in addition to higher compensation expense due to merit and core business growth.

TREASURY AND CORPORATE SUPPORT						Preliminary data
($ in millions)				Percent Change
	4Q 2023	3Q 2023	4Q 2022	4Q23 vs 3Q23	4Q23 vs 4Q22	Full Year 2023	Full Year 2022	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$75	$59	$116	27.1	(35.3)	$365	$365	—
Noninterest income	280	264	(137)	6.1	nm	901	545	65.3
Securities gains (losses), net	(116)	—	(18)	nm	nm	(145)	20	nm
Total net revenue	239	323	(39)	(26.0)	nm	1,121	930	20.5
Noninterest expense	1,237	555	428	nm	nm	2,954	1,467	nm
Other intangibles	—	—	—	—	—	—	—	—
Total noninterest expense	1,237	555	428	nm	nm	2,954	1,467	nm
Income (loss) before provision and taxes	(998)	(232)	(467)	nm	nm	(1,833)	(537)	nm
Provision for credit losses	(68)	(20)	814	nm	nm	468	768	(39.1)
Income (loss) before income taxes	(930)	(212)	(1,281)	nm	27.4	(2,301)	(1,305)	(76.3)
Income taxes and taxable-equivalent adjustment	(321)	(87)	(401)	nm	20.0	(788)	(602)	(30.9)
Net income (loss)	(609)	(125)	(880)	nm	30.8	(1,513)	(703)	nm
Net (income) loss attributable to noncontrolling interests	(14)	(1)	(5)	nm	nm	(29)	(13)	nm
Net income (loss) attributable to U.S. Bancorp	($623)	($126)	($885)	nm	29.6	($1,542)	($716)	nm

Average Balance Sheet Data
Loans	$5,156	$4,969	$3,906	3.8	32.0	$5,162	$3,993	29.3
Other earning assets	211,919	219,215	205,237	(3.3)	3.3	214,824	203,248	5.7
Goodwill	—	—	—	—	—	—	—	—
Other intangible assets	10	11	19	(9.1)	(47.4)	17	5	nm
Assets	233,911	240,633	221,739	(2.8)	5.5	237,403	221,349	7.3

Noninterest-bearing deposits	2,280	3,088	2,835	(26.2)	(19.6)	2,728	2,594	5.2
Interest-bearing deposits	9,164	11,598	6,093	(21.0)	50.4	8,864	3,293	nm
Total deposits	11,444	14,686	8,928	(22.1)	28.2	11,592	5,887	96.9

Total U.S. Bancorp shareholders' equity	6,552	5,780	7,651	13.4	(14.4)	5,972	11,346	(47.4)

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to business segments, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support generated a $998 million loss before provision and taxes in the fourth quarter of 2023, compared with a $467 million loss before provision and taxes in the fourth quarter of 2022, and recorded a net loss of $623 million in the fourth quarter of 2023. The provision for credit losses decreased $882 million compared with the fourth quarter of 2022 primarily due to credit impairment realized on the MUB acquisition in the prior year period, along with relative stability in the economic outlook in the current quarter. Total net revenue was higher by $278 million in the fourth quarter of 2023 due to a decrease of $41 million (35.3 percent) in net interest income, offset by an increase of $319 million in total noninterest income. Net interest income decreased primarily due to higher funding costs partially offset by higher yields on the investment portfolio and cash balances. The increase in total noninterest income was primarily due to the impacts of balance sheet optimization in both the current quarter and the prior year quarter. Total noninterest expense decreased $809 million compared with the fourth quarter of 2022 primarily due to notable items in both the current quarter and the prior year quarter, along with higher marketing and business development expense as the Company continues to invest in its national brand and global reach, partially offset by lower net shared services costs and other expense.

Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support. The fourth quarter of 2023 included $70 million of favorable tax settlements.